DocuSign Envelope ID: 7DC9A5E6-B492-47BD-9303-CB88F226C992

Exhibit 10.2

Date:	May 2, 2024
To:	Chris Christoforou
From:	Kevin Thornal
Subject:	Promotion

Dear Chris:

Congratulations! I am pleased to confirm your promotion effective May 15th, 2024.

Here are the details of the new role:

New Title: Chief Operating Officer

Base Salary: Your base salary will be $452,000.16 per year (Exempt - $18,833.34 semi-monthly).

Bonus: Your performance based discretionary cash bonus percentage will now be up to 60% starting May 15, 2024.

Equity: Subject to required corporate approvals, you will be granted a number of Company restricted stock units (“RSUs”) equal to the quotient of (a) $350,000 divided by (b) the average closing price for the Company’s common stock for the thirty (30) day period ending two trading days prior to the date of the grant approval. Such restricted stock units will convert one-for-one into shares of common stock of the Company upon vesting and will vest over a three year period from the Grant Date as follows: (a) one- third of the original number of RSUs on the first anniversary of the Grant Date (the “Anniversary Date”), (b) 1/12th of the original number of RSUs on the three month anniversary of the Anniversary Date (such three month anniversary or any subsequent three month anniversary thereafter referred to as a “Quarterly Anniversary”) and (c) 1/12th of the original number of RSUs on each of the seven subsequent Quarterly Anniversaries, such that all RSUs will have vested on the third anniversary of the Grant Date. The RSUs will be subject to the terms of the Company’s equity plan(s) and a separate RSU agreement to be entered into between you and the Company.

You will also be granted a number of performance stock units (the “PSUs”) equal to (i) $150,000 divided by (ii) the average closing price of the Company’s common stock for the thirty (30) day period ending two trading days prior to the date of the grant approval. The award of the PSUs will be subject to certain performance criteria (the “Criteria”) to be established by the Nevro management. The PSUs will vest fifty percent (50%) on the second anniversary of your grant date (or the first Tuesday of the month following your start date, the “Vesting Commencement Date”) and fifty percent (50%) on the third anniversary of Vesting Commencement Date, in each case subject to (i) your continuous service to the Company through each vesting date and (ii) achievement of the Criteria. The PSUs will, upon vesting and settlement, represent the right to receive a certain number of shares of the Company’s common stock as set forth in a performance stock unit agreement (“PSU Agreement”) to be entered into between you and the Company and as determined pursuant to the Criteria. The PSUs will be granted under the Company’s equity plan(s) and will otherwise be subject to the terms of the Company’s equity plan(s) and the PSU Agreement.

I believe this to be an excellent opportunity for you to continue your contribution to the success of Nevro.

Sincerely,

/s/ Kevin Thornal
Kevin Thornal
President and CEO

/s/ Chris Christoforou
Chris Christoforou (Reviewed and Accepted)